                                                                   Exhibit 10.14

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (this "Agreement"), made and entered into as of the Effective Date (as hereinafter defined), between First Empire State Corporation, a New York corporation (the "Company"), and Robert J. Bennett (the "Executive");

         WHEREAS, the Executive is employed by ONBANCorp, Inc. ("OBC") as Chief Executive Officer and the Executive possesses intimate knowledge of the business and affairs of OBC and has acquired certain confidential information and data with respect to OBC;

         WHEREAS, pursuant to the Agreement and Plan of Reorganization, dated as of October 28, 1997 among the Company, OBC and a subsidiary of the Company ("Merger Sub") (the "Merger Agreement"), Merger Sub will merge into OBC (the "Merger");

         WHEREAS, the Company desires to secure the continued employment of the Executive in accordance herewith, effective upon the date of the consummation of the Merger pursuant to the Merger Agreement (the "Effective Date");

         WHEREAS, the Executive is a party to the Employment Agreement with OBC and OnBank & Trust Co., dated as of September 1, 1996 (the "Prior Agreement");


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



         WHEREAS, the Executive would be entitled to receive certain severance payments and benefits pursuant to the Prior Agreement upon termination of employment with OBC following the Effective Date;

         WHEREAS, the Executive intends to forego the right to receive such payments and benefits by entering into this Agreement;

         WHEREAS, in addition to the Company's desire to secure the continued employment of the Executive during the Employment Period (as defined below), the Company has determined that it is of the utmost importance to assure itself of retaining the Executive's services during the critical period following the Merger to assist in the integration of the operations of the Company and OBC;

         WHEREAS, the parties now desire to enter into an agreement setting forth the terms and conditions of the employment relationship of the Executive with the Company and to provide for termination of the Prior Agreement;

         NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, it is hereby agreed as follows:

         1.       Definitions.

                  (a) "Board" shall mean the Board of Directors of the Company.


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         (b) "Cause" shall mean (i) the engaging by the Executive in intentional conduct not taken in good faith which has caused demonstrable and serious financial injury to the Company, as evidenced by a determination in a binding and final judgment, order or decree against the Executive of a court or administrative agency of compe tent jurisdiction, in effect after exhaustion or lapse of all rights of appeal; (ii) the Executive's conviction of a felony (as evidenced by a binding and final judgment, order or decree of a court of competent jurisdiction, in effect after exhaustion of all rights of appeal); or
(iii) continuing willful and unreasonable refusal by the Executive to perform the Executive's duties or responsi bilities (unless significantly changed without the Execu tive's written consent).

                  (c) "Code" shall mean the Internal Revenue Code of 1986, including any amendments thereto or succes sor tax codes thereof.

                  (d) "Company Retirement Plan" shall mean the Retirement Plan of ONBANCorp, Inc. or any replacement or successor plan.

                  (e) "Good Reason" shall mean any breach of this Agreement by the Company, including without limitation:


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

                  (i) the removal of the Executive from his position as, or any failure to reelect or reappoint the Executive as, the Chairman of the Company and Vice Chairman of the Manufacturers and Traders Trust Company (the "Bank"), except in the event that such removal or failure to reelect or reappoint relates to the termination by the Company of the Executive's employment for Cause or by reason of disability pursuant to Section 10 hereof; or

                  (ii) failure by the Company to obtain the assumption of this Agreement as contemplated by Section 18(a) hereof.

                  (f) "Management Group" shall mean the commit tee of executive officers responsible for the management of the business and affairs of the Company and the Bank.

                  (g) "Termination Date" shall mean (i) if the Executive's employment is terminated by the Executive's death, the date of death; (ii) if the Executive's employ ment is terminated for purposes of this Agreement by reason of disability pursuant to Section 10 hereof, the earlier of thirty days after the Notice of Termination is given or one day prior to the end of the Employment Period; (iii) if the Executive's employment is terminated by the Executive voluntarily (other than for Good Rea-

son), the date the Notice of Termination is given; and (iv) if the Executive's employment is terminated by the Company, whether or not for Cause, (other than by reason of disability pursuant to Section 10 hereof) or by the Executive for Good Reason, the earlier of thirty days after the Notice of Termination is given or one day prior to the end of the Employment Period.

         2.       Employment; Employment Period.

                  (a) On the Effective Date, the Company shall employ the Executive, and the Executive will be employed by the Company, in accordance with the terms of this Agreement for the period set forth below (the "Employment Period").

                  (b) The Employment Period shall commence as of the Effective Date and shall continue until July 1, 2001; provided, however, that if the Merger Agreement is termi nated in accordance with its terms, then, at the time of such termination, this Agreement shall terminate and be of no force or effect. This Agreement shall be of no force and effect unless and until the Effective Date occurs.

                  (c) The Prior Agreement shall terminate, without any consideration paid thereunder, effective as of the Effective Date, and from and after such date the



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Prior Agreement shall be void and of no force and effect. In consideration for such cancellation of the Prior Agreement, the Company shall pay to the Executive $2,000,000 (the "Special Payment") in a lump sum cash payment which shall be paid to the Executive on the Effective Date. It is understood and agreed that this Section 2 constitutes a waiver, modification and discharge of the Prior Agreement for purposes of Section 7 thereof.

         3. Duties. During the Employment Period, the Executive shall serve as the Chairman of the Company and Vice Chairman of the Bank and shall devote the Executive's business time, attention and skill exclusively to the business and affairs of the Company and its subsidiaries, as such business and affairs now exist and as they may hereafter be conducted. The Company agrees to sponsor the Executive's election and reelection to the Board and the Board of Directors of the Bank during the Employment Period. During the Employment Period, the Executive shall also serve in such other capacities as the Executive and the Company shall mutu ally agree. The services which are to be performed by the Executive hereunder are to be rendered in the same metropolitan area in which the Executive was employed immediately



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

prior to the Effective Date unless otherwise mutually agreed upon; provided, however, that, notwith standing the foregoing, the Executive shall attend the meetings of the Management Group, of the Boards of Direc tors of the Company and the Bank and of those committees of such boards on which the Executive serves, at whatever shall be the normal locations for such meetings.

         4. Compensation. During the Employment Period, the Executive shall be compensated as follows:

                  (a) The Executive shall receive, in accordance with the Company's standard payroll policies, an annual base salary of not less than $550,000.

                  (b) The Executive shall receive fringe bene fits at least equal in value in the aggregate to those provided for the Executive immediately prior to the Effective Date and shall be provided with use of an automobile and club memberships at least on the same basis as immediately prior to the Effective Date.

                  (c) The Executive shall receive annual bonuses (each, an "Annual Bonus"), each of which shall be at least equal to 100% of the annual bonus awarded to the most highly compensated member of the Management Group (the "Most Highly Compensated Officer") and the Executive shall be eligible to receive other non-equity-based and



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equity-based bonuses and awards (each, a "Long-Term Award") which shall be at least equal to 70% of the Long- Term Awards made to the Most Highly Compensated Officer. The Annual Bonus and the Long-Term Award shall each be paid at a time and in a manner consistent with the time and manner in which each Annual Bonus and the Long-Term Award are paid to the Most Highly Compensated Officer in accordance with the terms of such plans. For purposes of this paragraph (c), compensation shall be measured as the aggregate of annual base salary and any bonus awarded under the First Empire State Corporation Executive Incen tive Compensation Plan.

                  (d) The Executive shall be entitled to partic ipate in all of the employee benefit plans and arrange ments made available by the Company to members of the Management Group, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements; provided, however, that the Executive shall be entitled to participate in such plans and arrangements only to the extent that the benefits provided thereunder do not duplicate, in type, the bene fits provided under Sections 4(b) and (c).

                  (e) The Executive shall annually be entitled to not less than the amount of paid vacation and not

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fewer than the number of paid holidays to which the Executive was entitled annually immediately prior to the Effective Date or such greater amount of paid vacation and number of paid holidays as may be made available annually to other members of the Management Group.

         5. Retention Bonus. The Company shall pay to the Executive a retention bonus of $1,000,000 (the "Retention Bonus") on the first anniversary of the Effective Date.

         6. Termination For Cause or Without Good Reason. If the Executive's employment is terminated during the Employment Period by the Company for Cause, then the Executive shall be entitled to receive the Accrued Bene fits pursuant to Section 8, the total amount of the Retention Bonus (if not previously paid) and shall not receive any compensation pursuant to Section 4 with respect to periods following the Termination Date. If the Executive's employment is terminated during the Employment Period due to the Executive's voluntarily terminating his employment other than for Good Reason (any such termination to be subject to the procedures set forth in Section 11 hereof), then the Executive shall be entitled to receive the Accrued Benefits pursuant to Section 8 and shall not receive any compensation pursuant


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

to Section 4 with respect to periods following the Termi nation Date.

         7.       Termination for Good Reason or Without Cause.

         If the Executive's employment is terminated (A) during the Employment Period by the Executive for Good Reason or (B) during the Employment Period by the Company other than by reason of (i) death, (ii) disability pursu ant to Section 10 hereof, or (iii) Cause (any such termi nations to be subject to the procedures set forth in Section 11 hereof), then the Executive shall be entitled to receive, and the Company shall promptly pay, Accrued Benefits and (in lieu of any compensation pursuant to Section 4 with respect to periods following the Termina tion Date), as liquidated damages and additional sever ance pay, the following additional payments and benefits:

         (i) No later than five days following the Termina tion Date, the Company shall pay to the Executive the total amount of the Retention Bonus (if not previously paid);

         (ii) No later than five days following the Termina tion Date, the Company shall pay to the Executive the total amount of base salary and Annual Bonus (at a rate equal to 100% of the annual bonus of the Most Highly Compensated Officer with respect to the year immediately



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prior to the year in which the Termination Date occurred) that would have been payable to him with respect to the remainder of the Employment Period;

         (iii) Until the earlier of the end of the Employ ment Period or such time as the Executive has obtained new employment and is covered by benefits which in the aggregate are at least equal in value to the following benefits, the Executive shall continue to be covered, at the expense of the Company, by the same or equivalent life insurance, hospitalization, medical and dental coverage as was required hereunder with respect to the Executive immediately prior to the date the Notice of Termination is given;

         (iv) For the remainder of the Employment Period, the Executive shall receive professional outplacement coun seling and executive placement services, at the expense of the Company, at a cost not to exceed 20% of the Execu tive's annual base salary as of the date immediately prior to the date the Notice of Termination is given;

         (v) In addition to the retirement benefits to which the Executive is entitled under the Company Retirement Plan and the Executive's Supplemental Executive Retire ment Plan (collectively, the "Pension Plans") or any suc cessor plans thereto, the Company shall pay the Executive



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an amount, payable in a single lump sum payment by no later than five days following the Termination Date, equal to (i) the actuarial equivalent of the retirement pension (determined as a straight life annuity commencing at the date as of which the actuarial equivalent of such annuity is greatest) which the Executive would have accrued under the terms of the Pension Plans, determined as if (A) the Executive were fully vested thereunder and had accumulated after the Termination Date additional months of service credit thereunder equal to the number of months remaining in the Employment Period and (B) the Executive had been credited under the Pension Plans during such period with compensation equal to the Execu tive's highest rate of salary achieved during the period of his employment with the Company and OBC, minus (ii) the actuarial equivalent of the retirement pension (de termined as a straight life annuity commencing at the date (but in no event earlier than the Termination Date) as of which the actuarial equivalent of such annuity is greatest) which the Executive had accrued pursuant to the provisions of the Pension Plans as of the Termination Date. For purposes of this Section 7(v), "actuarial equivalent" shall be determined using the same assump-



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tions utilized under the Company Retirement Plan immedi ately prior to the
Termination Date.

         8. Accrued Benefits. For purposes of this Agree ment, the Executive's "Accrued Benefits" shall include the following amounts, payable as described herein: (i) all base salary for the time period ending with the Termination Date; (ii) reimbursement for any and all monies advanced in connection with the Executive's em ployment for reasonable and necessary expenses incurred by the Executive on behalf of the Company for the time period ending with the Termination Date; (iii) a lump sum payment of the bonus or incentive compensation otherwise payable to the Executive with respect to the year in which termination occurs under all bonus or incentive compensation plan or plans in which the Executive is a participant; and (iv) all other payments and benefits to which the Executive (or in the event of the Executive's death, the Executive's surviving spouse or other benefi ciary) may be entitled as compensatory fringe benefits or under the terms of any benefit plan of the Company. Payment of Accrued Benefits shall be made promptly in accordance with the Company's prevailing practice with respect to Subsections (i) and (ii) or, with respect to



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Subsections (iii) and (iv), pursuant to the terms of the benefit plan or practice establishing such benefits.

         9. Death. In the event of the Executive's death during the Employment Period, the Executive's estate, heirs and beneficiaries shall receive all the Executive's Accrued Benefits, the total amount of the Retention Bonus (if not previously paid) and shall not receive any com pensation pursuant to Section 4 with respect to periods following the Termination Date.

         10. Termination for Disability. If, during the Employment Period, as a result of the Executive's dis ability due to physical or mental illness or injury (regardless of whether such illness or injury is job- related), the Executive shall have been absent from the Executive's duties hereunder on a full-time basis for a period of six consecutive months and, within thirty days after the Company notifies the Executive in writing that it intends to terminate the Executive's employment (which notice shall not constitute the Notice of Termination contemplated below), the Executive shall not have re turned to the performance of the Executive's duties hereunder, the Company may terminate the Executive's employment for purposes of this Agreement pursuant to a Notice of Termination given in accordance with Section 11

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hereof. If the Executive's employment is terminated on account of the
Executive's disability in accordance with this Section, the Executive shall receive Accrued Bene fits and the Retention Bonus (if not previously paid) and the Executive shall not receive any compensation pursuant to Section 4 with respect to periods following the Termi nation Date; provided, however, that the Executive shall remain eligible for all benefits provided by any long term disability programs of the Company in effect at the time of such termination.

         11. Termination Notice and Procedure. Any termi nation by the Company or the Executive during the Employ ment Period shall be communicated by written Notice of Termination to the Executive, if such Notice is given by the Company, and to the Company, if such Notice is given by the Executive, all in accordance with the following procedures and those set forth in Section 25 hereof. Any Notice of Termination by the Company shall have been approved, prior to the giving thereof to the Executive, by a resolution duly adopted by a majority of the direc tors of the Company (or any successor corporation) then in office.

         The Executive shall have sixty days to cure any conduct or act, if curable, alleged to provide grounds



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for termination of the Executive's employment for Cause under this Agreement pursuant to Subsection 1(b)(iii) hereof.

         12.      Tax Indemnity.

                  (a) If the Executive becomes subject to the excise tax (the "Excise Tax") pursuant to Section 4999 of the Code, on "excess parachute payments" as defined in Section 280G of the Code, the Company shall promptly (and in any case before the due date for filing of any tax return by the Executive relating to such payments) pay Executive the amount or amounts (a "Gross-Up Payment") that are necessary to place the Executive in the same after-tax (taking into account federal, state, local and other taxes) financial position that he would have been in if he had not incurred any tax liability under Section 4999 of the Code, to the extent the Excise Tax results in a payment to the Internal Revenue Service.

                  (b) Each party will notify the other in writ ing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after such party is informed in writing of such a claim and such party shall appraise the other party of



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the nature of such claim and the date on which such claim is requested to be paid.

                  (c) The Company shall bear and pay directly all costs and expenses (including legal fees and addi tional interest and penalties) incurred in connection with any such claim or proceeding, to the extent related to the Excise Tax, and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representa tion and payment of costs and expenses.

         13. Option to Purchase Automobile. In the event of any termination of Executive's employment with the Com pany (including by reason of expiration of the Employment Period hereunder), the Executive shall have the right and option to purchase, in accordance with the provisions of this section 13, the automobile then being provided to him by the Company. In the event the Company or one of its subsidiaries holds title to the automobile, the Executive may purchase the automobile from the Company or such subsidiary at "book value" (or such other value as the Executive and the Company may mutually agree upon), provided he gives the Company written notice of his intention to so purchase within thirty (30) days follow-



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

ing the termination of employment and he proceeds to complete the purchase within thirty (30) days thereafter. In the event the Company is the lessee of the automobile, the Executive may purchase the automobile in accordance with any right the Company may have to purchase it under the subject lease.

         14. Noncompetition. If the Executive's employment is terminated by the Executive without Good Reason during the Employment Period and after the first anniversary of the Effective Date, then for a period ending on the earlier of
(i) the date two (2) years following the date of such termination or (ii) July 1, 2002, the Executive shall not, directly or indirectly, accept a position as an officer, or otherwise participate or be connected in any manner with the management or operation, of any savings bank, savings and loan association, savings and loan holding company, bank or bank holding company based primarily or headquartered in any city or county in upstate New York State which is situated north of Westchester County. In the event of the Executive's actual or threatened breach of this section 14, the Company shall be entitled to injunctive relief restraining the Executive therefrom; provided, however, nothing shall prohibit the Company from pursuing any other avail-



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able remedies for such breach or threatened breach, including, without limitation, the recovery of damages.

         15. Confidentiality. During and following the Executive's employment by the Company, the Executive shall hold in confidence and not directly or indirectly disclose or use or copy or make lists of any confidential information or proprietary data of the Company, except to the extent authorized in writing by the Board or required by any court or administrative agency, other than to an employee of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of duties as an execu tive of the Company. Confidential information shall not include any information known generally to the public or any information of a type not otherwise considered confi dential by persons engaged in the same business or a business similar to that of the Company. All records, files, documents and materials, or copies thereof, relat ing to the business of the Company which the Executive shall prepare, or use, or come into contact with, shall be and remain the sole property of the Company and shall be promptly returned to the Company upon termination of employment with the Company.

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         16. Expenses and Interest. The Company also shall pay to the Executive all legal fees and expenses incurred by the Executive (i) in disputing any issue hereunder relating to the termination of the Executive's employment or in seeking to obtain or enforce any benefit or right provided by this Agreement (in each case, unless the Executive is acting in bad faith) or (ii) in connection with any tax audit or proceeding to the extent attribut able to the application of section 4999 of the Code to any payment or benefit provided hereunder. Such payments shall be made within five (5) business days after deliv ery of the Executive's written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require.

         17. Payment Obligations Absolute. The Company's obligation during and after the Employment Period to pay the Executive the amounts and to make the benefit and other arrangements provided herein shall be absolute and unconditional and shall not be affected by any circum stances, including, without limitation, any setoff, counterclaim, recoupment, defense or other right which the Company may have against him or anyone else. Except as provided in
Section 16 of this Agreement, all amounts payable by the Company hereunder shall be paid without




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notice or demand. Each and every payment made hereunder by the Company shall be final, and the Company will not seek to recover all or any part of such payment from the Executive, or from whomsoever may be entitled thereto, for any reason whatsoever.

         18. Successors. (a) If the Company sells, assigns or transfers all or substantially all of its business and assets to any person or if the Company merges into or consolidates or otherwise combines (where the Company does not survive such combination) with any person (any such event, a "Sale of Business"), then the Company shall cause such person, by written agreement in form and substance reasonably satisfactory to the Execu tive, to expressly assume and agree to perform from and after the date of such Sale of Business all of the terms, conditions and provisions imposed by this Agreement upon the Company, and from and after such Sale of Business all references to the "Company" in this Agreement shall refer to such person. Failure of the Company to obtain such agreement prior to the effective date of such Sale of Business shall be a breach of this Agreement constituting "Good Reason" hereunder. The Executive shall, in his discretion, be entitled to proceed against any or all of such persons, any person which theretofore was such a

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successor to the Company (as defined in the first para graph of this Agreement)
and the Company (as so defined) in any action to enforce any rights of the Executive hereunder. This Agreement shall not be assignable by the Company except to any party to a Sale of Business that expressly assumes this Agreement as provided herein. This Agreement shall not be terminated by the voluntary or involuntary dissolution of the Company.

                  (b) This Agreement and all rights of the Executive shall inure to the benefit of and be enforce able by the Executive's personal or legal representa tives, executors, administrators, heirs and beneficia ries. All amounts payable to the Executive under the Agreement if the Executive had lived shall be paid, in the event of the Executive's death, to the Executive's estate, heirs and representatives; provided, however, that the foregoing shall not be construed to modify any terms of any benefit plan of the Company that expressly govern benefits under such plan in the event of the Executive's death.

         19. Severability. The provisions of this Agreement shall be regarded as divisible, and if any of said provi sions or any part hereof are declared invalid or unen forceable by a court of competent jurisdiction, the validity and enforceability of the remainder of such provisions or parts hereof and the applicability thereof shall not be affected thereby.

         20. Entire Agreement. This Agreement constitutes the whole agreement of the Company and the Executive. No agreements or representation, oral or otherwise, express or implied, with respect to the subject matter of this Agreement have been made by either party which are not expressly set forth in this Agreement.

         21. Amendment. This Agreement may not be amended or modified at any time except by written instrument executed by the Company and the Executive.

         22. Withholding. The Company shall be entitled to withhold from amounts to by paid to the Executive hereun der any federal, state or local withholding or other taxes or charges which it is from time to time required to withhold.

         23. Certain Rules of Construction. No party shall be considered as being responsible for the drafting of this Agreement for the purpose of applying any rule construing ambiguities against the drafter or otherwise. No draft of this Agreement shall be taken into account in construing this Agreement. Any provision of this Agree ment which requires an agreement in writing shall be deemed to require that the writing in question be signed by the Executive and an authorized representative of the Company.

         24. Governing Law; Resolution of Disputes. This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of New York. Any dispute arising out of this Agreement shall be determined by arbitration under the rules of the American Arbitration Association then in effect and both parties shall be bound by the arbitration award. The venue for the arbitration shall be New York, New York.

         25. Notice. Notices given pursuant to this Agree ment shall be in writing and shall be deemed given when actually received by the Executive or actually received by the Company's Secretary. If mailed, such notices shall be mailed by United States registered or certified mail, return receipt requested, addressee only, postage prepaid, if to the Company, to the Secretary of the Company at its headquarters offices (currently located at One M&T Plaza, Buffalo, New York 14240) or if the Execu tive, at the address set forth below the Executive's signature to this Agreement, or to such other address as the party to be notified shall have theretofore given to the other party in writing.

         26. No Waiver. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

         27. Headings. The headings herein contained are for reference only and shall not affect the meaning or interpretation of any provision of this Agreement.

         28. Counterparts. This Agreement may be executed in counterparts all of which shall be considered the same hereunder.

         29. Survival. The obligations of the parties set forth in Sections 6, 7, 8, 9, 10, 12, 13, 14, 15, 16, 22, 23, 24, 25 and 29 shall survive the termination of the Employment Period and of this Agreement.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

First Empire State Corporation               Robert J. Bennett
                                             101 Marvelle Road
                                             Fayetteville
                                             New York 13066-1019
By:      /s/ Robert E. Sadler, Jr.
         --------------------------
         Robert E. Sadler, Jr.

Title: Executive Vice President              /s/ Robert J. Bennett
                                             Robert J. Bennett





ONBANCorp, Inc. and OnBank & Trust Co. hereby agree to
Section 2(c) of this Agreement.


ONBANCorp, Inc.                     OnBank & Trust Co.


By:/s/David M. Dembowski            By:/s/ David M. Dembowski


Title: EVP and Secretary            Title: EVP and Secretary